ARTICLES OF AMENDMENT
                                     OF THE
                            ARTICLES OF INCORPORATION
                                       OF
                            THE STEAK n SHAKE COMPANY

     The above corporation (hereinafter referred to as the "Corporation") existing pursuant to the Indiana Business Corporation Law (the "Act"), desiring to give notice of corporate action effectuating amendment of certain provisions of its Articles of Incorporation (the "Amendment"), sets forth the following facts:


                                    ARTICLE I
                                    AMENDMENT
                                    ---------

     Section 1. The date of  Incorporation  of the  Corporation  is December 15,
1976.

     Section 2. The name of the Corporation has been, and will continue to be following this amendment, The Steak n Shake Company.

     Section 3. The exact text of Article V of the Articles of Incorporation of the Corporation shall now read as follows:

          Section 1. Number. The total number of shares which the Corporation is authorized to issue is sixty million (60,000,000) shares.

          Section 2. Classes. There shall be two (2) classes of shares of the Corporation. One class shall be designated as "Common Stock" and shall consist of fifty million (50,000,000) of the authorized shares, and the other class shall be designated as "Preferred Stock" and shall consist of Ten Million (10,000,000) of the authorized shares.

          Section 3. Relative Rights, Preferences, Limitations and Restrictions of Shares.

               A. Common Stock. Except to the extent granted to the Preferred Stock, the Common Stock shall have all of the rights accorded to shares under the Indiana Business Corporation Law, as amended, including but not limited to voting rights and all rights to distribution of the net assets of the Corporation upon dissolution.

               B. Preferred Stock. The Board of Directors may create one or more series of Preferred Stock and may determine, in whole or in part, the preferences, limitations, restrictions and relative voting and other rights of each series of Preferred Stock before the issuance of shares of that series.

          Section 4. Voting Rights of Common Stock. Each holder of Common Stock shall be entitled to one (1) vote for each share owned of record on the books of the Corporation on each matter submitted to a vote of the holders of Common Stock.

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                                   ARTICLE II
                                DATE OF ADOPTION
                                ----------------

          The date of this amendment's adoption is May 16, 2001.


                                  ARTICLE III
                           MANNER OF ADOPTION AND VOTE
                           ---------------------------

     The Board of Directors and shareholders of the Corporation entitled to vote in respect to the amendment adopted the proposed amendment. The amendment was adopted by a vote of such shareholders during a meeting called by the Board of Directors. The results of such vote is as follows:

           28,718,639 - Shares entitled to vote.

           21,306,649 - Number of shares represented at the meeting

           13,742,419 - Shares voted in favor.

            7,378,136 - Shares voted against.


                                   ARTICLE IV
                       COMPLIANCE WITH LEGAL REQUIREMENTS
                       ----------------------------------

     The manner of the adoption of the Articles of Amendment and the vote by which they were adopted constitute full legal compliance with the provisions of the Act, the Articles of Incorporation, and the Bylaws of the Corporation.

     IN WITNESS WHEREOF, the undersigned officer executes these Articles of Amendment of the Articles of Incorporation of the Corporation, and verifies subject to the penalties of perjury that the facts contained herein are true, this 16th day of May, 2001.


                                THE STEAK n SHAKE COMPANY



                                By:  /s/ Mary Ham
                                     -------------------------------------------
                                     Mary Ham, Secretary and General Counsel



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